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NATIONAL HEALTH INVESTORS, INC.

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NOTICE OF ELEVENTH ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 16, 2002

4:30 PM CDT

To Our Stockholders:

       We cordially invite you to attend the Eleventh Annual Meeting of the Stockholders (the "Meeting") of National Health Investors, Inc. ("NHI" or the "Company"). It will be held at City Center, 14th Floor, 100 Vine Street, Murfreesboro, Tennessee on Tuesday, April 16, 2002, at 4:30 p.m. CDT, for the following purposes:

       1.       To re-elect two directors;

       2.       To ratify the selection of Arthur Andersen LLP as independent accountants for the year ending December 31, 2002; and

       3.       To transact such other business as may properly come before the Meeting or any continuances of it.

       The nominees for re-election as directors are Robert A. McCabe, Jr. and W. Andrew Adams. They currently serve as directors of the Company.

       The Board of Directors has fixed the close of business on Friday, February 15, 2002, as the record date for the determination of stockholders who are entitled to vote at the Meeting, including any continuances.

       We encourage you to attend the Meeting. Whether you are able to attend or not, we urge you to indicate your vote on the enclosed proxy card FOR the re-election of Messrs. McCabe and Adams, and FOR ratification of the selection of Arthur Andersen LLP as independent accountants for the year ending December 31, 2002. Please sign, date and return the proxy card promptly in the enclosed envelope. If you attend the Meeting, you may vote in person even if you have previously mailed a proxy card.

                                                            By Order of the Board of Directors

                                                            Richard F. LaRoche, Jr., Secretary

March 15, 2002
Murfreesboro, Tennessee

NATIONAL HEALTH INVESTORS, INC.

100 Vine Street
Murfreesboro, Tennessee 37130

PROXY STATEMENT

ELEVENTH ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 16, 2002

       The accompanying proxy is solicited by the Board of Directors of National Health Investors, Inc. to be voted at the Annual Meeting of the Stockholders to be held on Tuesday, April 16, 2002, commencing at 4:30 p.m. CDT and at any continuances of the Meeting. The Meeting will be held at the City Center, 14th Floor, Murfreesboro, Tennessee. It is anticipated that this proxy material will be mailed on or about March 15, 2002, to all stockholders of record on February 15, 2002.

       A copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 2001, including audited financial statements, is also enclosed.

       You have the power and right to revoke the proxy at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company (i) a written revocation, or (ii) your proxy bearing a later date than the prior proxy. Furthermore, if you attend the Meeting, you may elect to vote in person thereby canceling the proxy.

How We Count the Votes

*     Shares of common stock represented in person or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the Company's Secretary who will determine whether or not a quorum is present.

*     Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes in favor of such matter. Accordingly, an abstention from voting on Proposals I and II will have the same legal effect as a vote "against" the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such vote differently.

*     If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Accordingly, a "broker non-vote" may effect establishment of a quorum, but, once a quorum is established, will have no effect on the voting on such matter.

*     A majority of the issued and outstanding shares of common stock entitled to vote constitutes a quorum at the Meeting. The affirmative vote of the holders of a majority of the votes cast at the Meeting is required for the election of directors and ratification of the appointment of the Company's independent accountants.

VOTING SECURITIES AND PRINCIPAL HOLDERS

       The Board of Directors has fixed the close of business on February 15, 2002, as the record date. The outstanding voting securities of the Company as of December 31, 2001, consisted of 26,004,318 shares of common stock, par value $.01 per share ("Common Stock"). Stockholders of record as of the record date are entitled to notice of and to vote at the Meeting or any continuances. Each holder of the shares of Common Stock is entitled to one vote per share on all matters properly brought before the Meeting. Stockholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

       The following information is based upon filings made by the entities identified below with the Securities and Exchange Commission. Except as set forth below, on December 31, 2001, no person was known to us to own beneficially more than 5% of the outstanding Common Stock:

Name and Address	Shares Beneficially Owned at Dec. 31, 2001	Percent of Outstanding Shares on Dec. 31, 2001(1)
W. Andrew Adams 100 Vine Street, Suite 1400 Murfreesboro, TN 37130	2,506,620	9.6%
The Baupost Group, L.L.C. 10 St. James Avenue, Suite 2000 Boston, MA 02116	2,447,686	9.4%
National Financial Services Corp. 200 Liberty Street New York, NY 10281	1,562,944 (2)	6.0%

(1) This is ownership for SEC purposes and not for purposes of real estate investment trust regulations.

(2) Disclaims any economic interest or "beneficial ownership" of such securities, as disclosed in the most recently filed Schedule 13G with the Securities and Exchange Commission.

PROPOSAL I

ELECTION OF DIRECTORS

       Pursuant to our Articles of Incorporation, the directors have been divided into three groups. Each group is elected for a three-year term and only one group is up for election each year. At the April 16, 2002 Meeting, two directors will be elected to hold office for a term of three years or until their successors are duly elected and qualified.

       The nominees for reelection at the Meeting are Robert A. McCabe, Jr. and W. Andrew Adams, current directors of the Company. Unless authority to vote for the election of directors has been specifically withheld, your proxy holder intends to vote for the elections of Messrs. McCabe and Adams to hold offices as directors each for a term of three years or until their successors have been duly elected and qualified.

       If the nominees become unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person(s) as may be determined by the proxy holder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES.

       The following is information about the nominees, other board members and executive officers:

Name	Age	Position	Expiration of term as Director (1)	Common Stock Beneficially Owned at 12/31/01(2)	Percent of Shares Outstand- ing 12/31/01
Robert A. McCabe, Jr.	51	Director	2002	3,723	*
W. Andrew Adams	56	Director, President	2002	2,506,620	9.6%
Robert T. Webb	57	Director	2003	166,860	*
Ted H. Welch	68	Director	2004	66,727	*
Robert G. Adams	55	Vice President		389,655	1.5%
Richard F. LaRoche, Jr.	56	Director, Secretary	2004	523,568	2.0%
All Directors and Exec. Officers as a group (6 people)				3,657,995	14.1%

* Less than 1%

(1) All directors except Mr. McCabe were first elected in 1991. Mr. McCabe was initially elected in 2001.

(2) Except as otherwise noted, all shares are owned beneficially with sole voting and investment power. Included in the amounts above are 60,713 shares to Mr. W. A. Adams, 20,000 to Mr. R. Adams, 20,000 to Mr. LaRoche, -0- to Mr. McCabe, 60,000 to Mr. Webb, and 60,000 to Mr. Welch, of which all may be acquired upon the exercise of stock options granted under the Company's 1991 and 1997 Stock Option Plans.

       Mr. Robert A. McCabe, Jr. has served as a director of the Company since February 2001. Mr. McCabe is currently Chairman of Pinnacle Financial Partners in Nashville, Tennessee, but spent substantially all of his business life (March 1976 - October 1999) as a senior officer of First American National Bank or its subsidiaries. His most recent positions were as Vice Chairman of the holding company and President of First American Enterprises. Mr. McCabe received his MBA from the University of Tennessee and graduated from the Advanced Management Program of Harvard Business School. He serves on the Board of Directors of the Nashville Symphony, Chamber of Commerce, Boy Scouts of America, Ensworth School, Cheekwood Association and SSC Service Solutions.

       W. Andrew Adams has been President and a director of the Company since its inception in 1991. Mr. Adams has also been President and a director of National HealthCare Corporation ("NHC"), the Company's Investment Advisor, since 1974. He also serves in these positions for National Health Realty, Inc. since its spin-off in late 1997. Mr. Adams serves on the Board of Directors of Lipscomb University in Nashville, Tennessee, SunTrust Bank in Nashville, Tennessee, Assisted Living Concepts, Inc. in Portland, Oregon, and Boy Scouts of America. He received an M.B.A. from Middle Tennessee State University.

       Robert T. Webb has served as a director of the Company since its inception in 1991. Mr. Webb is the owner of commercial buildings and rental properties in the Middle Tennessee area and is a subdivision developer. Mr. Webb is the President and sole owner of Webb's Refreshments, Inc., which has been in operation serving the Middle Tennessee area since 1976. He attended David Lipscomb College and received a B.A. in business marketing from Middle Tennessee State University in 1969.

       Ted H. Welch has served as a director of the Company since its inception in 1991. Mr. Welch serves on the Board of Directors of American Constructors, Inc., FirstBank, SSC Service Solutions and the U.S. Chamber of Commerce. Mr. Welch received a B.S. from the University of Tennessee at Martin and attended the Graduate School of Management at Indiana University.

       Richard F. LaRoche, Jr. has served as Vice President, Secretary and a director of the Company since its inception in 1991. Mr. LaRoche has also been General Counsel of NHC since 1971, Secretary of NHC since 1974 and Senior Vice President of NHC since 1986. He serves in similar positions with National Health Realty, Inc. He received a J.D. from Vanderbilt University and an A.B. from Dartmouth College. Mr. LaRoche is responsible for legal affairs, acquisitions, and finance for all three companies.

       Robert G. Adams has served as Vice President since 1997 and is also the brother of W. Andrew Adams. Mr. Adams is the Chief Operating Officer of NHC and serves on NHC's and NHR's Boards of Directors. He is responsible for oversight of all company due diligence reports and financial proformas. He received a B.S. degree from Middle Tennessee State University.

Board of Directors and Committees of the Board

       The Board of Directors held four meetings during 2001. All directors were present at the meetings of the Board and committees on which they served. The three outside directors serve as the Audit Committee and the Compensation Committee; however, the Compensation Committee did not meet in 2001 since it currently has no responsibilities. The Company contracts with NHC to act as its Investment Advisor, one responsibility of which is to employ and compensate all officers and employees.

       The Audit Committee, which met four times in 2001, has filed the following report for inclusion in this proxy:

Report of the Audit Committee

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements in the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of NHI's audited financial statements to generally accepted accounting principles.

       In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements, which are included in the materials accompanying this proxy. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independent Standards Board No. 1 (Independent Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent auditors' provision of tax compliance and planning services for the tax year ended December 31, 2001 and the advisory services related to NHI's investment in a real estate mortgage investment conduit is compatible with the auditors' independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

        Submitted by the National Health Investors, Inc. Audit Committee.

                                                                          Ted H. Welch, Chairman
                                                                          Robert A. McCabe, Jr.
                                                                          Robert T. Webb

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN TRANSACTIONS

Cash Compensation

        Directors not affiliated with NHC, the Company's Investment Advisor, receive compensation for their Board service in the amount of $2,500 per meeting attended. The Company reimburses all directors for travel expenses incurred in connection with their duties as directors of the Company.

        The Company's executive officers (W. Andrew Adams, Robert G. Adams and Richard F. LaRoche, Jr.) are also employees of NHC. Their compensation is determined solely by NHC, which allocates a portion of their annual compensation to the Company. Payment of the allocated amount by the Company is credited against the Advisory Fee earned by NHC. Neither W. Andrew Adams, Robert G. Adams, nor Richard F. LaRoche, Jr. has yet been allocated any compensation for 2001. W. Andrew Adams, Robert G. Adams, and Mr. LaRoche received no compensation from or on behalf of the Company for 2000. W. Andrew Adams, Robert Adams, and Mr. LaRoche received $350,000, $100,000 and $250,000 respectively for compensation in 1999. W. Andrew Adams, Robert Adams, and Mr. LaRoche received $253,225, $202,000 and $202,995 respectively for compensation in 1998. The Company paid no other perquisites or bonuses to its executive officers. Because NHC sets the salaries of the Company's three executive officers, the Company's Compensation Committee does not issue a Compensation Committee Report for its proxy statements.

Director and Officer Options

        The 1997 Stock Option Plan provides an automatic grant to each non-employee director of an option to purchase 15,000 shares of Common Stock on the date of the Annual Stockholders' Meeting at the then fair market value. The 1997 Stock Option Plan was approved by shareholder vote and is referred to as the "Plan". The Plan permits options to be exercised for cash or by surrender of shares of Common Stock of the Company valued at the then fair market value. Unless otherwise specifically provided in the option agreement, no option shall be transferable other than by will, family gift, or the laws of descent and distribution. All shares which may be issued under the Plan and the exercise prices for outstanding options are subject to adjustment in the event that the number of outstanding shares of Common Stock will be changed by reason of stock splits, stock dividends, reclassifications or recapitalizations. In addition, upon a merger or consolidation involving the Company, participants are entitled to shares in the surviving corporation.

        Pursuant to the automatic grant provisions of the Plan, the three non-employee directors have each received options to purchase shares at $33.50 in 1996, $36.00 in 1997, $39.88 in 1998, $24.25 in 1999, $10.13 in 2000, and $9.96 in 2001. The outside directors have exercised (or let expire) all of the 1996 and 1997 grants, 15,000 of the 2001 grants, and none of the 1998, 1999 and 2000 grants.

        On June 1, 1995, the Company awarded options on 100,000 shares at the then fair market value of $26.00 per share to key NHC employees. All have now been exercised. On January 15, 1997, the balance of the shares available under the 1991 Plan were granted to Key Employees at $36.00 per share. These options have now expired. On October 26, 1999, the Company awarded options on 145,000 shares at the then fair market value of $14.50 per share to Key NHC Employees from the 1997 Stock Option Plan. None of the 1997 Stock Option grants have been exercised. Of the 400,000 shares available under the 1991 and 1994 Plans, all have been granted. Of the 600,000 shares available under the 1997 Plan, 320,800 are available for future grants.

       Table A and B below set forth information regarding options which are outstanding, granted or exercised under the 1991 and 1997 Option Plans as of December 31, 2001, for the Company's three executive officers. Table C sets forth information regarding options outstanding and exercised during 2001 for the executive officers, all non-employee directors and all other NHC employees as a group. The Company has not granted any SARs.

TABLE A
Option/SAR Grants in Last Fiscal Year [12-31-01]

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities underlying option/ SARs Granted (#)	Percent of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise of Base Price ($/Sh)	Expira -tion Date	5%($)	10% ($)
W. Andrew Adams	-0-	-	-	-	-	-
Robert G. Adams	-0-	-	-	-	-	-
Richard F. LaRoche, Jr.	-0-	-	-	-	-	-

TABLE B

Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/ SARs at Fiscal Year- End (#) Exercisable	Value of Unexercised in- the- Money Options/ SARs at Fiscal Year-End ($) Exercisable
W. Andrew Adams	-0-	-0-	-0-	-0-
Robert G. Adams	-0-	-0-	20,000	$6,000
Richard F. LaRoche, Jr.	-0-	-0-	20,000	$6,000

TABLE C
Name of Participant	Shares Under Option: 2001	Expiration Date	Options Exercised: 2001	Remain- ing Options	Exercise Price
W. Andrew Adams	-0-	-	-	-0-	-
Richard F. LaRoche, Jr.	20,000	10/25/2005	-0-	20,000	$14.50
Robert G. Adams	20,000	10/25/2005	-0-	20,000	$14.50
All Executive Officers (3 persons)	40,000	10/25/2005	-0-	70,000	$14.50
All Non-Employee Directors (3 persons)	30,000 30,000 30,000 45,000	3/30/2003 4/25/2004 5/24/2005 4/25/2006	-0- -0- -0- 15,000	30,000 30,000 30,000 30,000	$39.88 $24.25 $10.13 $ 9.96
All Other NHC Employees (11 persons)	105,000	10/25/2005	-0-	105,000	$14.50

       The Company's grant or issuance of an incentive stock option under the Plan has no federal income tax consequences to either the Company or the optionee. Nor do any federal income tax consequences occur to either the Company or the optionee upon the optionee's exercise of his or her incentive stock option and purchase of Common Stock up to $100,000 per year, except that the difference between the fair market value of the stock purchased, pursuant to the exercise of the option and the amounts paid upon the option's exercise (the "Spread"), would be included in the optionee's alternative minimum taxable income for alternative minimum tax purposes. For options purchased in excess of the $100,000 limit, or for options granted to non-employee directors, or which are not held for the time discussed in the next paragraph, the Spread is taxable as ordinary income to the optionee and deductible by the Company at the time of exercise.

       After exercising the option, if the optionee holds the stock purchased for the requisite period under the Internal Revenue Code, then upon the optionee's disposition of the stock he or she will recognize capital gain (or loss) for federal income tax purposes on the amount of the Spread. The Company would not be entitled to a deduction upon such a disposition. To be entitled to such capital gains treatment, the optionee must not dispose of the underlying stock within two (2) years after the date the option is granted or one (1) year after the option is exercised.

       If the optionee disposes of the stock prior to such time, then the optionee will recognize ordinary income in an amount equal to the lesser of (i) the difference between the sales proceeds and the optionee's cost, or (ii) the difference between the fair market value of the stock on the date of exercise and the optionee's cost. The balance of the gain on a premature disposition of the stock, if any, will be capital gain for federal income tax purposes. Such a premature disposition will entitle the Company to a deduction equal to the amount of ordinary income recognized by the optionee.

       The Company has implemented an option exercise loan guaranty program, the purpose of which is to facilitate directors and Key Employees (of either NHI or the Investment Advisor) exercising options to purchase NHI common stock. Each director and Key Employee to whom options to purchase NHI common shares have been granted is eligible to have up to $100,000 per year of loans made from commercial banking institutions, the proceeds of which are used to exercise NHI options, guaranteed by NHI. The guarantee is structured as follows: Option holders must pledge to NHI 125% of the loan amount in publicly traded stock as additional collateral for the guarantee; the option holder must personally guarantee the loan to the bank and indemnify NHI for any loss or liability on its guaranty; the interest rate charged by the bank and all expenses pertaining to the loan are to be borne by the director or employee, and the maximum aggregate outstanding amount of loan guarantees is $5,000,000. Although the facility has a one-year term, the guarantee will continue for five years, and is renewable at the discretion of the directors. The below table indicates the current amount of loans outstanding by directors of NHI individually and by all designated NHC employees collectively as of December 31, 2001.

	Current Loan Outstanding	Maximum Loan Outstanding	Commercial Bank Originating Loan
W. Andrew Adams	-0-	-0-	N/A
Robert G. Adams	-0-	-0-	SouthTrust Bank of TN
Richard F. LaRoche, Jr.	$ 100,000	$ 200,000	SouthTrust Bank of TN
Robert T. Webb	-0-	-0-	SouthTrust Bank of TN
Ted H. Welch	-0-	-0-	SouthTrust Bank of TN
NHC Employees	$982,000	$1,645,000	SouthTrust Bank of TN

Section 16(a) Disclosure Compliance

       Section 16(a) of the Securities and Exchange Act of 1934 as amended requires officers, directors, and persons who own more than 10% of the Company's equity securities to file statements of changes in beneficial ownership (Forms 4 or 5) with the Securities and Exchange Commission (the SEC) and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

       To the Company's knowledge, based solely on the review of the copies of such forms received by it, the Company believes that during 2001 all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were fulfilled.

Investment Advisor

       The Company has entered into an Advisory Administrative Services and Facilities Agreement (the "Advisory Agreement") with NHC as Advisor under which NHC will provide management and advisory services during the term of the Advisory Agreement.

       Under the terms of the Advisory Agreement, NHC, as Advisor, agrees to use its best efforts:

       a)     To present to the Company a continuing and suitable investment program consistent with the investment policy of the Company as adopted by the directors from time to time;

       b)     To manage the day-to-day affairs and operations of the Company, including the employment of and compensation to all personnel; and

       c)     To provide administrative services and facilities appropriate for such management.

       In performing its obligations under the Agreement, the Advisor is subject to the supervision of and policies established by the Company's Board of Directors.

       The Advisory Agreement is for a stated term which expired December 31, 1996, and is currently cancelable without cause on 90 days notice and by the Company for cause at any time.

       For its services under the Advisory Agreement, the Advisor is entitled to annual compensation of $1,625,000 payable in monthly installments of $135,417. Salaries or bonuses paid by the Company to its executive officers are credited against these installments. From 1993 and later years in which Per Share Funds From Operations of the Company exceed Per Common Share Funds From Operations during 1992, the $1,625,000 annual compensation increases by the same percentage that Per Common Share Funds From Operations in such later years exceed those in 1992. $2,174,000 was earned in 2001. The Advisory Agreement conditions payment of such annual compensation in any year upon the Company's having funds from operations in such year sufficient to enable the Company to pay from funds from operations annual dividends of at least $2.00 per share. The Board amended the Advisory Agreement in February 2001 to eliminate the previous requirement that not only must Funds from Operations (as defined in the Agreement) equal $2.00, but also that a dividend in that amount be paid. Unpaid compensation will accrue together with interest at Prime + 2 percentage points to be paid in later years to the extent that funds from operations exceed the dividend requirements. All payments are current.

Comparison of Cumulative Total Return

        Since the Company's creation in October 1991, the Company's cumulative total return as compared with the S & P 500 Index and all other publicly traded real estate investment companies (NAREIT Hybrid) is as shown in the graph on the last page of this proxy statement.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF AND
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        The Company has selected Arthur Andersen LLP as its independent auditor for fiscal year ending December 31, 2002. Although a stockholder vote is not required, the Board would like the approval of stockholders for this appointment. Arthur Andersen LLP audited the Company's financial statements for the year ended December 31, 2001.

       In addition to performing the audit of the Company's financial statements, Arthur Andersen LLP provided various other services during 2001. The aggregate fees billed for 2001 for each of the following categories of services are set forth below:

Audit and review of the Company's 2001 quarterly and annual financial statements	$91,000
Financial information systems design and implementation	-0-
All other services	$42,000

       All other services relate to tax compliance and planning and advisory services related to the Company's investment in a real estate mortgage investment conduit.

       If the stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent accountants will be reconsidered by the Board of Directors, although the Board of Directors would not be required to select different independent accountants for the Company. The Board of Directors retains the power to select another firm as independent accountants for the Company to replace the firm whose selection was ratified by the Company's stockholders in the event the Board of Directors determines that the best interest of the Company warrants a change of its independent accountants.

       Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to address the shareholders and respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" PROPOSAL II.

STOCKHOLDER PROPOSALS

       October 1, 2002 is the date by which proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

EXPENSES OF SOLICITATION

       The total cost of this solicitation will be borne by the Company. In addition to use of the mail, proxies may be solicited by directors and officers of the Company personally and by telephone, telegraph, or facsimile transmission.

OTHER MATTERS

       The Board of Directors knows of no other business to be presented at the Meeting, but if other matters properly come before the Meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their best judgment.

                                                              s/Richard F. LaRoche, Jr.
                                                              Richard F. LaRoche, Jr., Secretary

March 15, 2002
Murfreesboro, Tennessee

NATIONAL HEALTH INVESTORS, INC.
Comparison of Cumulative Total Return
	1996	1997	1998	1999	2000	2001
NHI	100.00	119.36	76.94	53.23	31.21	62.64
S&P 500	100.00	128.51	158.92	192.13	184.02	161.53
NAREIT-Hybrid	100.00	110.75	73.07	46.84	52.28	78.81

*Assumes $100 inv. 12/31/94 in NHI, S&P 500 and NAREIT-Hybrid.